Exhibit 3.1

CERTIFICATE OF CANCELLATION

OF

PIMCO ASSET-BASED LENDING COMPANY LLC - SERIES I

This Certificate of Cancellation is being executed as of May 22, 2026, for the purpose of cancelling the Certificate of Registered Series of PIMCO Asset-Based Lending Company LLC - Series I pursuant to Section 18-218 of the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et seq.

The undersigned, being duly authorized to execute and file this Certificate of Cancellation, does hereby certify as follows:

1.	Name of Limited Liability Company. The name of the limited liability company is PIMCO Asset-Based Lending Company LLC (the “Company”).

2.	Name of the Registered Series to be Cancelled. The name of the registered series of the Company to be cancelled is PIMCO Asset-Based Lending Company LLC - Series I (the “Series”).

3.	Date of Filing. The Series’ Certificate of Registered Series was filed in the Office of the Secretary of State of the State of Delaware on March 11, 2025.

4.	Effective Date. This Certificate of Cancellation for the Series shall become effective upon filing.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Cancellation as of the date first above written.

PIMCO ASSET-BASED LENDING COMPANY LLC

By:	/s/ Jason Mandinach
Name:	Jason Mandinach
Title:	Principal Executive Officer